Exhibit 3.2

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES E 12% CONVERTIBLE
PREFERRED STOCK, $.001 PAR VALUE PER SHARE

It is hereby certified that:

I. The name of the corporation is Socket Communications, Inc. (the "Corporation"), a Delaware corporation.

II. The certificate of incorporation of the Corporation, as amended, authorizes the issuance of 3,000,000 shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue all of said shares in one or more Series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

III. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolution creating a class of Series E Preferred Stock:

RESOLVED, that a portion of the authorized shares of Preferred Stock of the Corporation shall be designated as a separate series possessing the rights and preferences set forth below:

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series E 12% Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"). The number of shares of Series E Preferred Stock shall be 120,000. Each share of Series E Preferred Stock shall have a stated value equal to $10 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"), and $.001 par value.

2. Ranking. The Series E Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series E Preferred Stock); (iii) on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series E Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series E Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends.

(a) The holders of outstanding shares of Series E Preferred Stock (the "Holders") shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class or series of junior stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the "Junior Stock") at the rate of 12% simple interest per annum on the Stated Value per share of Series E Preferred Stock then outstanding (as adjusted pursuant to Section 4 below) payable monthly commencing December 31, 2002 and on the last business day of each consecutive calendar month thereafter when as and if declared by the Company's Board of Directors; provided, however, that dividend payments may, in the sole Discretion of the Corporation, be made in fully paid and non assessable registered shares of the Corporation's Common Stock at the Conversion Price (as defined herein) then in effect, and the issuance of such additional shares shall constitute full payment of such dividend.

(b) The dividends on the Series E Preferred Stock at the rates provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series E Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the monthly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series E Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series E Preferred Stock or Pari Passu Securities and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c) Dividends on all shares of the Series E Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a monthly dividend payment date herein specified and to end on the next succeeding monthly dividend payment date herein specified.

4. Amortization.

(a) Monthly Payments. Subject to the terms of this Section 4, the Corporation shall repay, out of funds legally available therefore, one-fifteenth of the original Stated Value of the Series E Preferred Stock (to the extent such amount has not been converted pursuant to Section 6 below), together with the dividend accrued to date on such portion of the original Stated Value (collectively the "Monthly Amount"), in accordance with Section 4(b) below, on the last business day of each consecutive calendar month (each, a "Repayment Date"), beginning on the first such day which occurs following ninety (90) days from the date hereof. The Stated Value shall be reduced by the amount of each Monthly Amount, other than the portion of the Monthly Amount comprised of the dividend payment, when such Monthly Amount is paid.

(b) Cash or Common Stock. Subject to the terms hereof, the Corporation has the sole option to determine whether to satisfy payment of the Monthly Amount in full on each Repayment Date either in cash or in registered shares of Common Stock, or a combination of both. The Corporation shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay such Monthly Amount in full on such Repayment Date in either cash or registered Common Stock, or a combination of both ("Repayment Election Notice"). Such Repayment Election Notice shall be delivered to the Holder at least twenty (20) days prior to the applicable Repayment Date (the date of such notice being hereinafter referred to as the "Notice Date"). If such Repayment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the Corporation shall be deemed to have elected to pay the applicable Monthly Amount in cash. If the Corporation repays all or a portion of the Monthly Amount in registered shares of Common Stock, the number of such shares of Common Stock to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Conversion Price (as defined herein) as of such date. Such shares shall be issued and delivered within three trading days following such Repayment Date.

(c) Share Price/Issuance Limitations. Notwithstanding anything to the contrary herein, if the average closing sales price of the Common Stock as reported by Nasdaq Stock Market, the Pacific Exchange,or such other exchange or quotations system on which the Common Stock is listed for the 3 trading days immediately preceding a Repayment Date was less than 125% of the Conversion Price, and the Corporation has elected to pay all or a portion of the Monthly Amount in registered shares of Common Stock, then for purposes of such payment only, the Conversion Price shall be deemed to be 85% of the average of the three (3) lowest closing prices on the principal exchange or quotation system on which the Common Stock is then traded during the thirty (30) trading days immediately preceding the Repayment Date.

By way of example, for the Repayment Date of January 31, if the Corporation decides to pay the Monthly Amount in shares of Common Stock and if the average closing sales price of the Common Stock for the 3 trading days immediately preceding January 31, 2002 was less than 125% of the Conversion Price the Holder shall be paid the Monthly Amount that the Corporation has determined is payable in shares of Common Stock at the following Conversion Price: 85% of the average of the three (3) lowest closing prices on the principal exchange or quotation system on which the Common Stock is then traded during the thirty (30) trading days immediately preceding the Repayment Date.

(d) Deemed Conversions. Any repayment of the Monthly Amount in shares of Common Stock pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the applicable Stated Value of the Series E Preferred Stock for all purposes under this Certificate and the Purchase Agreement dated October __, 2002 between the Corporation and Laurus Master Fund, Ltd. (the "Purchase Agreement") (except as otherwise provided herein).

5. Liquidation Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series E Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series E Preferred Stock then outstanding (as adjusted pursuant to Section 4 hereof) and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series E Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series E Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series E Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series E Preferred Stock.

(b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 5.

6. Conversion into Common Stock. Shares of Series E Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 6, each holder of shares of Series E Preferred Stock shall have the right at any time commencing after the issuance of the Series E Preferred Stock to such holder to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 6(i) below) at the Conversion Price provided in paragraph 6(b) below . All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of the Series E Preferred Stock being converted. In the event of any conversions of the Series E Preferred Stock pursuant to this Section 6, such conversions shall be applied to the Monthly Amounts for the Repayment Dates in chronological order. By way of example, if the original Stated Value is $1,000,000 and the Holder elects to convert $133,000 of such Stated Value prior to the first Repayment Date, then (1) the amount of the Monthly Amount due on the first Repayment Date would equal $0, (2) the amount of the Monthly Amount due on the second Repayment Date would equal $0 and (3) the amount of the Monthly Amount due on each of the remaining Repayment Dates would be $66,666.

Notwithstanding anything contained herein to the contrary, no holder of Series E Preferred Stock shall be entitled to convert pursuant to the terms of this Section 6(a) that amount of the Preferred Stock convertible into that number of shares of Common Stock which would exceed the difference between (i) the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and (ii) 4.99% of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing, a holder of Series E Preferred Stock shall not be limited to aggregate conversions of only 4.99%. A holder of Series E Preferred Stock may void the conversion limitation described in this Section 6(a) upon 75 days prior notice to the Corporation, or upon the occurrence of an Event of Default (as defined in Section 9 below).

(b) The number of shares of Common Stock issuable upon conversion of each share of Series E Preferred Stock shall equal (i) the sum of (A) the then-remaining Stated Value per share, as adjusted pursuant to Section 4 hereof, and (B) at the Holder's election, accrued and unpaid dividends on such share, divided by (ii) $0.87 (the "Conversion Price").

In the event that (i) an Event of Default has occurred, and (ii) as of the end of the Default Notice Period (as defined in Section 9 below), the Corporation shall have failed to cure the Event of Default or to redeem a Holder's Series E Preferred Stock for cash in accordance with Section 9 hereof, then the Conversion Price applicable to such Holder's shares of Series E Preferred Stock shall be adjusted to equal the lower of (i) the Conversion Price set forth in the preceding paragraph and (ii) 70% of the average of the three lowest closing prices for the Common Stock on the principal exchange or quotation system on which the Common Stock is listed for the thirty (30) trading days ending on the last day of the Default Notice Period.

(c) The holder of any certificate for shares of Series E Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by delivering, along with the certificate(s) representing the shares of Series E Preferred Stock to be converted, an executed and completed notice of conversion ("Notice of Conversion") to the Corporation (a "Conversion Date"). Each date on which a notice of conversion is delivered or telecopied to the Corporation or the Corporation's Transfer Agent in accordance with the provisions hereof shall be deemed a Conversion Date. A form of Notice of Conversion that may be employed by a Holder is annexed hereto as Exhibit A. The Corporation will cause the transfer agent to transmit the certificates representing the shares of the Corporation's Common Stock issuable upon conversion of the Series E Preferred Stock (and a certificate representing the balance of the Series E Preferred Stock not so converted, if requested by the Holder) to the Holder by (i) to the extent permitted by the transfer agent for the Common Stock, crediting the account of the Holder's prime broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system, or (ii) otherwise, by delivery to the Holder of a stock certificate representing such shares of Common Stock, within three (3) business days after receipt by the Corporation of the Notice of Conversion and the certificate(s) representing the shares of Series E Preferred Stock to be converted (the "Delivery Date"). The Corporation is obligated to deliver to the Holder simultaneously with the aforedescribed Common Stock, at the election of the Holder, additional Common Stock representing the conversion, at the Conversion Price, of dividends accrued on the Series E Preferred Stock being converted.

In the case of the exercise of the conversion rights set forth in paragraph 6(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series E Preferred Stock so converted.

Upon the conversion of any shares of Series E Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series E Preferred Stock, and payment of dividends on Series E Preferred Stock to issue a fraction of a share of its Series E Preferred Stock and shall instead deliver a stock certificate representing the next whole number.

(d) The Conversion Price determined pursuant to 6(b) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series E Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the holders of Series E Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series E Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 6(d)(i) shall become effective immediately after the effective date of the event.

(e)(i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock), then, unless the right to convert shares of Series E Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that holders of Series E Preferred Stock shall thereafter have the right to convert each share of Series E Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series E Preferred Stock would have been convertible by the holder immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph (d) of this paragraph 6. The foregoing provisions of this paragraph 6(e) shall similarly apply to successive mergers.

(ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series E Preferred Stock shall thereafter have the right to convert each share of the Series E Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whenever the number of shares to be issued upon conversion of the Series E Preferred Stock is required to be adjusted as provided in this paragraph 6, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series E Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series E Preferred Stock notice of such adjusted conversion price.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

(ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation; then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series E Preferred Stock and to the holders of record of the Series E Preferred Stock.

(h) So long as any shares of Series E Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 6, the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

(i) Overall Limit on Common Stock Issuable. For so long as the Corporation is subject to the rules of the Nasdaq Stock Market, the number of shares of Common Stock issuable by the Corporation and acquirable by a holder hereunder, shall not exceed 4,565,250 shares, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Corporation's stockholders. If at any point in time and from time to time the number of shares of Common Stock issued upon conversion of the Series E Preferred Stock, together with the number of shares of Common Stock that would then be issuable by the Corporation (i) upon exercise in full of the Warrant issued pursuant to the Purchase Agreement, and (ii) upon conversion of the entire remaining Stated Value of the Series E Preferred Stock at the election of the holders of such Series E Preferred Stock pursuant to section 6 hereof, would exceed the Maximum Common Stock Issuance but for this Section, then, at the written request of the Holders, the Corporation shall promptly call a stockholders meeting to seek stockholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.

(j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series E Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series E Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

7. Required Conversion. Provided a registration statement covering resale of the Common Stock issuable upon conversion of the Series E Preferred Stock has been declared effective and remains effective, the Corporation may, at its sole option, provide any holder of Series E Preferred Stock an irrevocable written notice ("Call Notice") requiring the conversion of all or a portion of the Series E Preferred Stock held by such holder as of the date set forth in such Call Notice, which date shall be at least eleven (11) days after the date of the Call Notice (the "Call Date"). Such a Call Notice shall not be delivered more than once every thirty (30) trading days. The amount of Common Stock to be issued in connection with any such conversion pursuant to this section shall not exceed 20% of the aggregate dollar trading volume for the Company's Common Stock for the twenty-two (22) trading days immediately preceding the date of such conversion. If all of the conditions described herein are satisfied through Call Date, the conversion will be deemed effective as of such date, and the Company will deliver the certificate(s) representing the Conversion Shares to the Holder within five (5) business days after receipt of the Series E Preferred Stock certificate(s) representing the converted shares. The Conversion Price with respect to conversions pursuant to this Section shall be equal to the lower of (i) the initial Conversion Price set forth in Section 6(b) hereof; or (ii) 85% of the average of the three lowest closing prices for the Common Stock on the principal exchange or quotation system on which the Common Stock is listed for the thirty (30) trading days prior to but not including the Call Date.

8. Voting Rights. The shares of Series E Preferred Stock shall not have voting rights.

9. Event of Default. In the event that any of the following events shall occur, and shall not be cured prior to the end of the Default Notice Period (as defined below) (such circumstance being an "Event of Default"), each Holder shall have the right to elect to have the Corporation redeem the Series E Preferred Stock held by such Holder, and the Company shall have the right to elect to redeem the Series E Preferred Stock held by each Holder. Any such redemption shall be effected by the prompt payment to the Holder(s) by the Corporation of a sum of money equal 100% of the outstanding Stated Value of their shares of Series E Preferred Stock, plus accrued and unpaid dividends, to the extent such redemption is permitted under applicable law. Any such election must be made by written notice within ten (10) business days after receipt of written notice of such Event of Default by the Holders (the "Default Notice Period").

9.1 Failure to comply with Amortization provisions. The Corporation fails to pay a Monthly Amount owed with respect to shares of Series E Preferred Stock held by such holder and such failure continues for a period of five (5) business days after written notice of such default is delivered to the Corporation by the holder.

9.2 Breach of Covenant. The Corporation breaches any of the covenants contained in Sections 6.2, 6.5, 6.9, 6.10, 6.11, 9.1, 9.2, 9.4 or 10 of the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of seven (7) days after written notice is delivered to the Corporation by the Holder, except that (i) a breach of Section 9.1 of the Purchase Agreement shall not be deemed to have occurred provided the Corporation has filed a registration statement by the Filing Date (as defined in such Section) and responds within a reasonable time frame to any SEC comment letters with respect to such registration statement, and (ii) a breach of Section 9.2 shall not be deemed to have occurred provided that the Company uses commercially reasonable efforts to cure any deficiency with respect to the filings, qualifications, listings and distributions called for under such Section as soon as reasonably practicable.

9.3 Breach of Representations and Warranties. Any representation or warranty of the Corporation made Section 4 of the Purchase Agreement (as modified by the Disclosure Letter attached to the Purchase Agreement) shall be false or misleading and shall not be cured for a period of twenty (20) days after written notice thereof is received by the Corporation from the holder, except for any such breach which does not have a material adverse effect on the business or financial condition of the Company, taken as a whole.

9.4 Receiver or Trustee. The Corporation shall make an assignment of its assets for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

9.5 Bankruptcy. Bankruptcy, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law shall be instituted by or against the Corporation.

9.6 Delisting. Failure of the Common Stock to remain listed on at least one Principal Market.

9.7 Failure to Notify Transfer Agent. The Corporation's failure to notify its transfer agent within two (2) business days after receipt of a Notice of Conversion by the Holders, and the failure of the Corporation to use its reasonable efforts, including payment of any fees owed to the transfer agent, to cause the transfer agent to issue the Conversion Shares issuable pursuant to such Notice of Conversion to be delivered to the holder within the time period set forth in Section 6(c) hereof.

10. Mandatory Redemption. In the event any shares of Series E Preferred Stock are outstanding 18 months from the date of issuance thereof, any remaining Stated Value of such shares shall be amortized in accordance with Section 4 hereof and such shares shall be cancelled.

11. Optional Redemption. The Corporation will have the option of redeeming any outstanding amount of the Stated Value of the Series E Preferred Stock ("Optional Redemption") by paying to the holder 130% of such amount, together with accrued but unpaid dividends thereon and any and all other sums due, accrued or payable to the holder arising under this certificate ("Redemption Amount") outstanding on the day notice of redemption ("Notice of Redemption") is delivered to a holder ("Redemption Date"). A Notice of Redemption may not be given in connection with any portion of Series E Preferred Stock for which a Notice of Conversion has been given by the holder at any time before receipt of a Notice of Redemption or given pursuant to the following sentence. The holder may elect within five (5) business days after receipt of a Notice of Redemption to give the Corporation a Notice of Conversion in connection with some or all of the amount which was the subject of the Notice of Redemption. The Redemption Amount must be paid in good funds to the holder no later than the seventh (7th) business day after receipt of the stock certificates representing the Series E Preferred Stock to be redeemed as of the Redemption Date ("Optional Redemption Payment Date"). In the event the Corporation fails to pay the Redemption Amount by the Optional Redemption Payment Date, then the Redemption Notice will be null and void. A Notice of Redemption may be given by the Corporation at any time.

12. Status of Converted or Redeemed Stock. In case any shares of Series E Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series E Preferred Stock.

In witness whereof, Socket Communications, Inc. has caused this Certificate to be executed by David W. Dunlap, its Secretary and CFO, this 3rd day of October, 2002.

SOCKET COMMUNICATIONS, INC.

By: /s/ David W. Dunlap

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series E Convertible Preferred Stock of Socket Communications, Inc.)

The undersigned hereby irrevocably elects to convert ______________ shares of Series E Convertible Preferred Stock and $_____________ of the dividend due, into shares of Common Stock of Socket Communications, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:____________________________________________________________________

Applicable Conversion Price Per Share:____________________________________________________

Number of Common Shares Issuable Upon This Conversion:_________________

Signature:____________________________________________________________________

Print Name:___________________________________________________________________

Address:______________________________________________________________________

_____________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________